As filed with the Securities and Exchange Commission on June 18, 2025

Registration No. 333-209913

Registration No. 333-229714

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-209913

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-3 REGISTRATION STATEMENT NO. 333-229714

UNDER

THE SECURITIES ACT OF 1933

United States Steel Corporation

(Exact name of registrant as specified in its charter)

Delaware	25-1897152
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

600 Grant Street

Pittsburgh, Pennsylvania 15219-2800

(412) 433-1121

(Address, including zip code, and telephone number, including area code, of registrants principal executive offices)

Scotland M. Duncan

Senior Vice President, General Counsel and Secretary

600 Grant Street

Pittsburgh, Pennsylvania 15219-2800

(412) 433-1121

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ariel Deckelbaum

Suni Sreepada

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036-8704

(212) 596-9000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-3 (each, a “Registration Statement”, and collectively, the “Registration Statements”), which were previously filed with the Securities and Exchange Commission (the “SEC”), are being filed by United States Steel Corporation, a Delaware corporation (the “Registrant”), to deregister any and all securities, registered but unsold or otherwise unissued as of the date hereof under the following Registration Statements:

•	Registration No. 333-209913, filed with the SEC on March 3, 2016, registering 2,886,549 shares of common stock of the Registrant, par value $1.00 per share (“Common Stock”), to be issued by the Registrant under the United States Steel Corporation Dividend Reinvestment and Stock Purchase Plan.

•	Registration No. 333-229714, filed with the SEC on February 15, 2019 and amended on February 11, 2022, registering 2,866,273 shares of Common Stock to be issued by the Registrant under the United States Steel Corporation Dividend Reinvestment and Stock Purchase Plan.

Pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 18, 2023, among the Registrant, Nippon Steel North America, Inc., a New York corporation (“Parent”), 2023 Merger Subsidiary, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and solely as provided in Section 9.13 therein, Nippon Steel Corporation, a Japanese corporation, Merger Sub was merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and a wholly owned subsidiary of Parent. The Merger became effective on June 18, 2025.

In connection with the transactions contemplated by the Merger Agreement, the Registrant is terminating all offerings of its securities pursuant to the Registration Statements and, in accordance with the undertakings made by the Registrant in each Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offering, hereby removes and withdraws from registration all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on December 18, 2023.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on June 18, 2025.

UNITED STATES STEEL CORPORATION

By:	/s/ Scotland M. Duncan
	Name:	Scotland M. Duncan
	Title:	Senior Vice President, General Counsel and Secretary

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.